EXHIBIT 99.1

InfoSpace Names Stephen J. Davis President of Mobile Media

BELLEVUE, Wash.—September 27, 2005—InfoSpace, Inc. (NASDAQ:INSP) today announced that the Company has named international entertainment industry executive Stephen J. Davis as president of mobile media. Davis comes from Granada America where he held the position of president.

As president of mobile media, Mr. Davis will be responsible for managing InfoSpace’s mobile entertainment business worldwide, including content licensing and production, marketing, public relations, promotions, sales and product development. Mr. Davis will assume his post on November 15, 2005, and be based in InfoSpace’s Los Angeles office. The president of mobile media position replaces the former post of executive vice president of mobile and marks the Company’s increased focus on its mobile business.

“The opportunity to lead InfoSpace’s expanding mobile media enterprise captivated me from the start,” said Mr. Davis. “Jim Voelker and his team have built a truly compelling mobile content library and paired it with major carrier relationships in North America and Europe. InfoSpace is the first company addressing the greater role of content programming in the mobile space, and I am thrilled to lead the company’s mobile media business to the next level.”

“In Stephen Davis, InfoSpace has found exactly the right leader to grow and expand our mobile entertainment business,” said Jim Voelker, chairman and CEO of InfoSpace. “Steve’s success in running major production and content companies has given him insight that will be invaluable to InfoSpace as we focus more intently on media programming and consumer behavior. I am very pleased that Steve is joining us, and I look forward to the increased focus and drive his leadership will bring InfoSpace. ”

Mr. Davis leaves his post as president of Granada America, the U.S.-based development and production division of ITV plc, one of Europe’s largest media companies, a position he held since 2004. During Davis’ tenure, the company became the largest foreign-owned supplier to the U.S. television networks. The company produced and distributed one of the largest slates of made-for-television movies in the industry and produced a number of top rated television series, including “Hell’s Kitchen” and “Nanny 911” for FOX, “Hit Me Baby One More Time” for NBC, “Room Raiders” for MTV, “Celebrity Fit Club” for VH1 and “Airline” for A&E.

Prior to joining Granada America, Mr. Davis was president and CEO of Carlton America, which later merged with Granada. There, he also served as a director of Carlton International Media Ltd., a distribution, video and book publishing company. He came to Carlton from Hamdon Entertainment, a joint venture between Carlton and another European media company. There he served as president and CEO from 1997, leading the company’s production and distribution businesses in the made-for-television market.

Previously, Mr. Davis worked as vice president of entertainment and media development for the Griffin Group, where he led the development of television programming, motion pictures, live entertainment and Internet activities. Before coming to the Griffin Group, Mr. Davis held high level posts at gaming and entertainment company Players International, Call Interactive, and MCI.

Mr. Davis serves as co-chairman of NATPE, the world’s leading non-profit association of television program executives. He is also member of several organizations, including the British Academy of Film and Television Arts, the Academy of Television Arts and Sciences, and the Hollywood Radio and Television Society.

Additionally, InfoSpace announced that Kathleen Rae will retire from the Company after a transition period. Ms. Rae holds the posts of president and chief operating officer, and has also been serving as the interim executive vice president of mobile.

“I’ve worked with Kathy Rae for many years and she has done an outstanding job at InfoSpace,” said Voelker. “She was instrumental in turning around the company and making it a place with high growth opportunities and strengthened employee pride. We thank Kathy for her significant contributions and wish her well in her future endeavors.”

About InfoSpace

InfoSpace, Inc. (NASDAQ: INSP) is a leader in private-label search, online directory, and mobile entertainment and services. InfoSpace’s Search & Directory division uses its unique metasearch technology to power a portfolio of branded Web sites and provide private-label search and online directory services. InfoSpace Mobile is a global provider and publisher of wireless content, including ringtones, games, graphics and more. Additionally, InfoSpace creates and provides infrastructure solutions that help mobile customers build stronger brands and generate revenue. InfoSpace distributes its applications and services through mobile operators, including Cingular Wireless, T-Mobile, Verizon Wireless, Sprint Nextel, Virgin Mobile, Vodafone, O2, Orange, 3, TIM and Telefonica Moviles. More information can be found at www.infospaceinc.com.

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Source: InfoSpace, Inc.

CONTACTS:

Nancy Bacchieri

Vice President – Communications, InfoSpace, Inc.

(425) 201-8722

nancy.bacchieri@infospace.com

Amina Suchoski

Communications Manager

(425) 201-8681 – Office; (206) 229-0496 – Mobile

amina.suchoski@infospace.com

This release contains forward-looking statements regarding the appointment of Stephen J. Davis as the Company’s president, mobile media and the resignation of Kathleen Rae. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in the company’s most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q,as filed from time to time in the section entitled “Factors Affecting Our Operating Results, Business Prospects and Market Price of Stock.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. InfoSpace undertakes no obligation to update publicly any forward- looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.